Exhibit 3(i)(2)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CAFEPRESS.COM, INC.

CAFEPRESS.COM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 19, 2005.

SECOND: This amendment to the Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation.

THIRD: Section A of Article FOURTH of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 46,159,521. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 12,344,521. The total number of shares of Common Stock this Corporation shall have authority to issue is 33,815,000. The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.”

FOURTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 1st day of September, 2010.

CAFEPRESS.COM, INC.

By	/s/ Fred Durham
Fred Durham
Chief Executive Officer